Exhibit 10.1

FORM OF

TAX SHARING AGREEMENT

by and between

Remainco

and

Spinco

Dated as of

[            ], 2015

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”), dated as of [            ], 2015, is made by and between Babcock & Wilcox Company, a Delaware corporation (“Remainco”), and Babcock & Wilcox Enterprises, Inc., a Delaware corporation (“Spinco”), a wholly owned subsidiary of Remainco. Remainco and Spinco are sometimes referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, the Board of Directors of Remainco has determined that it is appropriate and in the best interest of Remainco and its shareholders to effect a reorganization and spin-off (the “Separation”) to separate the Spinco Group (as defined below);

WHEREAS, Remainco and Spinco have entered into a Master Separation Agreement (the “Separation Agreement”) providing for the separation of the Spinco Group from the Remainco Group;

WHEREAS, pursuant to the terms of the Separation Agreement, the Parties will take, or cause to be taken, actions (including the transfer of Assets and the assumption of Liabilities) necessary to effect the Separation;

WHEREAS, for U.S. federal income tax purposes, it is intended that the transactions necessary to effect the Separation shall qualify as tax-free transactions under Sections 355(a), 368(a)(1)(D) and/or 351 of the Code (as defined below);

WHEREAS, pursuant to the tax laws of various jurisdictions, the Affiliated Group (as defined below) of which Remainco is the common parent files certain tax returns on a consolidated, combined, unitary or other group basis;

WHEREAS, the Parties hereto wish to provide for the payment of Income Taxes (as defined below) and Other Taxes (as defined below) and entitlement to refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Income Taxes and Other Taxes, and provide for certain other matters relating to Income Taxes and Other Taxes.

NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements herein contained and intending to be legally bound hereby, Remainco and Spinco hereby agree as follows:

1. Definitional Provisions.

(a) Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Separation Agreement. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Actually Realized” or “Actually Realizes” shall mean, for purposes of determining the timing of the incurrence of or reduction in any Spin-Off Tax Liability, Income Tax Liability or Other Tax Liability or the realization of a Refund (or any related Income Tax or Other Tax cost or benefit), whether by receipt or as a credit or other offset to Taxes payable, by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Income Taxes or Other Taxes paid by such Person is increased above (or reduced below) the amount of Income Taxes or Other Taxes that such Person would have been required to pay but for such payment, transaction, occurrence or event, or in the case of a Refund the time at which the Refund is actually received.

“Affiliated Group” shall mean an affiliated group of corporations within the meaning of Code Section 1504(a).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions located in the state of New York are authorized or obligated by law or executive order to close.

“Carryback” shall mean the carryback of a Tax Attribute (including a net operating loss, a net capital loss or a tax credit) from a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period.

“Code” shall mean the Internal Revenue Code of 1986.

“Combined Return” shall mean a consolidated, combined or unitary Income Tax Return or Other Tax Return that actually includes, by election or otherwise, one or more members of the Remainco Group and one or more members of the Spinco Group.

“Distribution Date” shall mean the date on which the External Spin-Off is completed.

“Distribution-Related Proceeding” shall mean any Proceeding in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of any of the Spin-Off-Related Transactions.

“Equity Securities” shall mean any stock or other securities treated as equity for tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“External Spin-Off” shall mean the distribution of Spinco stock by Remainco to its shareholders.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” (and the correlative term, “Finally Determined”) shall mean the final resolution of liability for any Income Tax or Other Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870, 870-PT or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870, 870-PT or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and nonappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (d) by any allowance of a Refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Identifiable Cause” shall mean a breach of the representations in Section 5(a) or occurrence of any of the events or actions described in the covenants in Section 5(b), in each case read as applying to both Remainco and Spinco, that results in the Spin-Off-Related Transactions failing to qualify for Tax-Free Status; or similar actions that resulted in the incurrence of Prior Spin-Off Tax Liabilities.

“Income Tax” (a) shall mean (i) any federal, state, local or foreign tax, charge, fee, impost, levy or other assessment that is based upon, measured by, or calculated with respect to (A) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), (B) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a)(i)(A) of this definition, or (C) any net worth, franchise or similar tax, in each case together with (ii) any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto and (b) shall include any transferee, successor or joint or several liability imposed by law or contract in respect of any amount described in clause (a) of this definition.

“Income Tax Benefit” shall mean, with respect to the effect of any Carryback on the Income Tax Liability of a Filing Party or the Filing Party’s Group for any taxable period, the excess of (a) the hypothetical Income Tax Liability of Filing Party or the Filing Party’s Group for such taxable period, calculated as if such Carryback had not been utilized but with all other facts unchanged over (b) the actual Income Tax Liability of the Filing Party or the Filing Party’s Group for such taxable period, calculated taking into account such Carryback (and treating a Refund as a negative Income Tax Liability, for purposes of such calculation).

“Income Tax Liabilities” shall mean all liabilities for Income Taxes.

“Income Tax Return” shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Income Taxes.

“Indemnified Party” shall mean any Person seeking indemnification pursuant to the provisions of this Agreement.

“Indemnifying Party” shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Internal Spin-Off” shall mean a distribution of the stock of one member of the Remainco Group (including, for this purpose, the Spinco Group) by another member prior to the External Distribution in order to effect the Separation.

“IRS” shall mean the Internal Revenue Service of the United States.

“Losses” shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including the costs and expenses of any and all actions, threatened actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened actions).

“Other Tax Liabilities” shall mean all liabilities for Other Taxes.

“Other Tax Return” shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Other Taxes.

“Other Taxes” shall mean all Taxes other than Income Taxes, whenever created or imposed, and whether of the United States of America or elsewhere, and whether imposed by a local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include superfund, sales, use, ad valorem, value added, occupancy, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes (in each case, together with any related interest, penalties and additions to tax, or additional amounts imposed by any Tax Authority thereon).

“Payroll Taxes” shall mean any Taxes imposed by any Tax Authority on an employer in connection with the payment or provision of salaries or benefits and other remuneration to employees or directors, including income tax withholding, social security, unemployment taxes, and premiums for workers’ compensation.

“Permitted Transaction” shall mean any transaction that satisfies the requirements of Section 5(c).

“Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

“Post-Distribution Taxable Period” shall mean a taxable period that begins after the Distribution Date.

“Pre-Distribution Taxable Period” shall mean a taxable period that ends on or before or that includes the Distribution Date. For the avoidance of doubt, a Pre-Distribution Taxable Period includes a Straddle Period.

“Prior Spin-Off Tax Liabilities” shall mean any Income Tax Liabilities of Remainco or its affiliates attributable to the failure of the spin-off of The Babcock & Wilcox Company by McDermott International, Inc. in 2010, and the related transactions undertaken in connection therewith, to quality as tax-free transactions.

“Proceeding” shall mean any audit or other examination, or judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Income Taxes or Other Taxes.

“Refund” shall mean any refund of Income Taxes or Other Taxes, including any reduction in Income Tax Liabilities or Other Tax Liabilities by means of a credit, offset or otherwise.

“Remainco” shall have the meaning set forth in the first paragraph of this Agreement.

“Remainco Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or other Tax item attributable to any member of the Remainco Group (including, in the case of any state or local consolidated, combined or unitary income or franchise taxes, a change in one or more apportionment factors of members of the Remainco Group) pursuant to a Final Determination for a Pre-Distribution Taxable Period.

“Remainco Business” shall mean each trade or business that is actively conducted (within the meaning of Section 355(b) of the Code) by Remainco or any other member of the Remainco Group immediately after the Spin-Off and that is relied upon in the Tax Opinion Documents to satisfy the requirements of Section 355(b) with respect to the Spin-Offs.

“Remainco Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which Remainco is the common parent (and any predecessor or successor to such affiliated group).

“Remainco Employee” shall mean, with respect to any particular Payroll Tax Return of any member of the Remainco Group and the Payroll Taxes required to be withheld or paid in connection with such Return, an employee who is required to be included in such Payroll Tax Return.

“Remainco Group” shall mean (a) Remainco and each Person that is a direct or indirect Subsidiary of Remainco (including any Subsidiary of Remainco that is disregarded for U.S. federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the External Spin-Off, (b) any corporation (or other Person) that shall have merged or liquidated into Remainco or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Remainco Separate Return” shall mean any Income Tax Return or Other Tax Return required to be filed by any member of the Remainco Group (including any consolidated, combined or unitary return) that does not include any member of the Spinco Group.

“Representative” shall mean with respect to a Person, such Person’s officers, directors, employees and other authorized agents.

“Restriction Period” shall mean the period beginning on the Distribution Date and ending on the day after the second anniversary of the Distribution Date.

“Separation Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Spinco” shall have the meaning set forth in the recitals to this Agreement.

“Spinco Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or other Tax item attributable to any member of the Spinco Group (including, in the case of any state or local consolidated, combined or unitary income or franchise taxes, a change in one or more apportionment factors of members of the Spinco Group) pursuant to a Final Determination for a Pre-Distribution Taxable Period.

“Spinco Business” shall mean each trade or business that is actively conducted (within the meaning of Section 355(b) of the Code) by Spinco or any other member of the Spinco Group immediately after the Spin-Off and that is relied upon in the Tax Opinion Documents to satisfy the requirements of Section 355(b) with respect to the Spin-offs.

“Spinco Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which Spinco is the common parent, determined immediately after the Spin-Off (and any predecessor or successor to such affiliated group other than the Remainco Consolidated Group).

“Spinco Employee” shall mean, with respect to any particular Payroll Tax Return of any member of the Spinco Group and the Payroll Taxes required to be withheld or paid in connection with such Return, an employee who is required to be included in such Payroll Tax Return.

“Spinco Group” shall mean (a) Spinco and each Person that is a direct or indirect Subsidiary of Spinco (including any subsidiary that is disregarded for U.S. federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the Spin-Offs, (b) any corporation (or other Person) that shall have merged or liquidated into Spinco or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Spinco Separate Return” shall mean any Income Tax Return or Other Tax Return required to be filed by any member of the Spinco Group (including any consolidated, combined or unitary return) that does not include any member of the Remainco Group, including any U.S. consolidated federal Income Tax Returns of the Spinco Consolidated Group required to be filed with respect to a Post-Distribution Taxable Period.

“Spin-Offs” shall mean the External and Internal Spin-offs.

“Spin-Off-Related Losses” shall mean:

(a) the Spin-Off Tax Liabilities,

(b) all accounting, legal and other professional fees, and court costs incurred in connection with such Spin-Off Tax Liabilities, and

(c) all costs, expenses, damages and other Losses associated with stockholder litigation or controversies and any amount payable by Remainco or Spinco or their respective Affiliates in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority in each case, resulting from the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status.

“Spin-Off-Related Transactions” shall mean the Spin-Offs and other transactions carried out to effect the Separation that are intended to have Tax Free status.

“Spin-Off Tax Liabilities” shall mean, with respect to any Taxing Jurisdiction, the sum of (a) any increase in Income Tax Liability or Other Tax Liability (or reduction in a Refund) incurred as a result of any corporate-level gain or income recognized with respect to the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status under the Income Tax laws of such Taxing Jurisdiction pursuant to any Final Determination, (b) interest on such amounts imposed with respect to such Tax Liability, and (c) any penalties actually paid to such Taxing Jurisdiction that would not have been paid but for the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status in such Taxing Jurisdiction.

“Straddle Period” shall mean any taxable period that begins on or before and ends after the Distribution Date.

“Tax” shall mean all Income Taxes and Other Taxes.

“Tax Attribute” shall mean a net operating loss, net capital loss, overall domestic loss, overall foreign loss, investment credit, minimum tax credit, general business credit, foreign tax credit, excess charitable contribution or other similar item under U.S. federal Income Tax laws or comparable provisions of foreign, state or local tax law.

“Tax Authority” shall mean a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Benefit” shall have the meaning set forth in Section 4(d) of this Agreement.

“Tax Counsel” shall mean tax counsel of recognized national standing that is acceptable to Remainco.

“Tax Dispute” shall have the meaning set forth in Section 10 of this Agreement.

“Tax Dispute Arbitrator” shall have the meaning set forth in Section 10 of this Agreement.

“Tax-Free Status” shall mean the qualification of each of the Spin-Off-Related Transactions as a transaction in which Remainco, the other members of the Remainco Group, Spinco, and the other members of the Spinco Group recognize no income or gain other than intercompany items taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Opinion” shall mean the tax opinion issued by Tax Counsel in connection with the Spin-Off-Related Transactions.

“Tax Opinion Documents” shall mean the Tax Opinion and the information and representations provided by, or on behalf of, Remainco or Spinco to Tax Counsel in connection therewith.

“Tax Returns” shall mean all Income Tax Returns and Other Tax Returns.

“Taxing Jurisdiction” shall mean the United States and every other government or governmental unit having jurisdiction to tax Remainco or Spinco or any of their respective Affiliates.

“Underpayment Rate” shall mean the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar provision of state, local or foreign Income Tax law, as applicable), as determined from time to time.

“Unqualified Tax Opinion” shall mean an unqualified opinion of Tax Counsel on which Remainco may rely to the effect that a transaction will not disqualify any of the Spin-Off-Related Transactions from Tax-Free Status, assuming that the Spin-Off-Related Transactions would have qualified for Tax-Free Status if such transaction did not occur.

(b) Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and a reference to such Person’s “Affiliates” or “Subsidiaries” shall be deemed to mean such Person’s Subsidiaries following the Distribution;

(iii) any reference to any gender includes the other gender and the neuter;

(iv) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v) the words “shall” and “will” are used interchangeably and have the same meaning;

(vi) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(vii) any reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause mean such clause of such Section or definition;

(viii) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(ix) any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(x) any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(xi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(xii) if there is any conflict between the provisions of the Separation and Distribution Agreement and this Agreement, the provisions of this Agreement shall control with respect to the subject matter hereof;

(xiii) the headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xiv) any portion of this Agreement obligating a party to take any action or refrain from taking any action, as the case may be, shall mean that such party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xv) the language of this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction shall be applied against any party.

2. Sole Tax Sharing Agreement.

This Agreement shall constitute the entire agreement between Remainco and Spinco and their respective Affiliates (including direct or indirect corporate Subsidiaries, controlled partnerships, and controlled limited liability companies) with respect to the subject matters herein. Further, for the avoidance of doubt, this Agreement shall control with respect to any matters set forth herein, including but not limited to preparing and filing Tax Returns (including any amended returns), making any Tax elections, and the control and resolution of disputes with respect to Tax Returns.

3. Preparation and Filing of Tax Returns; Payment of Taxes.

(a) Filing of Tax Returns and Payment of Taxes.

(i) Remainco Combined Income Tax Returns. Remainco shall prepare and file or cause to be prepared and filed all Combined Returns for Income Taxes and shall pay all Income Taxes due with respect to such Income Tax Returns for which Remainco or a member of the Remainco Group is the taxpayer or Tax filer of record. Spinco shall pay to Remainco an amount of the Tax shown as payable on such Tax Return based on the relative contributions of members of the Spinco Group to the items of income, loss, credits, and other specific items included in such Tax Return, calculated in accordance with the principles and methods set forth in Appendix A. On the Distribution Date, Spinco shall be deemed to have paid to Remainco an agreed-upon estimated amount of the Income Taxes that will be payable pursuant to the preceding sentence, calculated in accordance with the historical Tax accounting and allocations methods used by Remainco and the members of its group. Upon the later of (x) 10 Business Days after the filing of the applicable Income Tax Return with respect to Income Taxes pursuant to this Section 3(b)(i), or (y) five Business Days after Remainco provides written notice setting forth the computation of such Income Taxes and Spinco’s allocable share thereof, Spinco shall pay to Remainco any such Income Taxes in excess of the estimated payment previously deemed paid by Spinco or, if the estimated Income Taxes deemed paid by Spinco exceed the amount otherwise payable (including if the amount of Tax shown on such Tax Return is negative; i.e., a Refund is due), Remainco shall refund such excess to Spinco.

(ii) Spinco Combined Income Tax Returns. Spinco shall prepare and file or cause to be prepared and filed all Combined Returns for Income Taxes and shall pay all Income Taxes due with respect to such Income Tax Returns for which Spinco is or a member of the Spinco Group the taxpayer or Tax filer of record. Remainco shall pay to Spinco an amount of the Tax shown as payable on such Tax Return based on the relative contributions of members of the Remainco Group to the items of income, loss, credits, and other specific items included in such Tax Return, calculated in accordance with the principles and methods set forth in Appendix A. On the Distribution Date, Remainco shall be deemed to have paid to Spinco an agreed-upon estimated amount of the Income Taxes that will be be payable pursuant to the preceding sentence, calculated in accordance with the historical Tax accounting and allocations methods used by Spinco and the members of its group. Upon the later of (x) 10 Business Days after the filing of the applicable Income Tax Return with respect to Income Taxes pursuant to this Section 3(b)(i), or (y) five Business Days after Spinco provides written notice setting forth the computation of such Income Taxes and Remainco’s allocable share thereof, Remainco shall pay to Spinco any such Income Taxes in excess of the estimated payment previously deemed paid by Remainco or, if the estimated Income Taxes deemed paid by Remainco exceed the amount otherwise payable (including if the amount of Income Tax shown on such Tax Return is negative; i.e., a Refund is due), Spinco shall refund such excess to Remainco.

(iii) Other Tax Returns that are Combined Returns. Remainco shall prepare and file or cause to be prepared and filed all Other Tax Returns that are Combined Returns for which Remainco or a member of the Remainco Group is the taxpayer or Tax filer of record, and Spinco shall prepare and file or cause to be prepared and filed all Other Tax Returns that are Combined Returns for which Spinco or a member of the Spinco Group is the taxpayer or Tax filer of record. The Party (Remainco or Spinco) that is responsible for filing the Combined Return (the “Filing Party”) shall pay all Taxes due with respect to such Tax Returns. With respect to each such Combined Return the Party (Remainco or Spinco)that is not the Filing Party but one or more members of whose Group is included in such Tax Return (the “Non-filing Party”) shall pay to the Filing Party an amount equal to the amount of Tax that would have been payable by the members of Non-filing Party’s Group included in such Combined Return if they had been the only entities included in such Combined Return. On the Distribution Date, the Non-filing Party shall be deemed to have have paid to the Filing Party an estimated amount of the Taxes payable pursuant to the preceding sentence. Upon the later of (x) 10 Business Days after the filing of the applicable Tax Return with respect to which such Taxes are due, or (y) five Business Days after the Filing Party provides written notice setting forth the computation of such Taxes, the Non-filing Party shall pay to the Filing Party any such Taxes in excess of the estimated payment previously deemed paid by the Non-filing Party or, if the estimated Taxes paid by the Non-filing Party exceed the amount otherwise payable (including if the Tax shown on such Combined Return is negative; i.e., a Refund is due) , the Filing Party shall refund such excess.

(iv) Payroll Taxes. Remainco and Spinco each shall pay or cause to be paid any Payroll Taxes with respect to Remainco Employees or Spinco Employees, respectively, and shall be responsible for filing any Tax Returns due with respect to such Payroll Taxes.

(v) Remainco Separate Returns. Remainco shall prepare and file or cause to be prepared and filed all Remainco Separate Returns and shall pay, or cause to be paid, and shall be responsible for, any and all Income Taxes or Other Taxes due or required to be paid with respect to any Remainco Separate Return for both Pre-Distribution Taxable Periods and Post-Distribution Taxable Periods

(vi) Spinco Separate Returns. Spinco shall prepare and file or cause to be prepared and filed all Spinco Separate Returns and shall pay, or cause to be paid, and shall be responsible for, any and all Income Taxes or Other Taxes due or required to be paid with respect to any Spinco Separate Return for both Pre-Distribution Taxable Periods and Post-Distribution Taxable Periods.

(vii) Transfer Taxes. Remainco and Spinco jointly and equally shall be responsible for, and shall indemnify the other Party against, all transfer, documentary, sales, use, registration and similar Taxes and related fees incurred as a result of the Spin-Offs Related Transaction. The Party with the legal obligation therefor shall timely prepare and file all Tax Returns as may be required in connection with the payment of such Taxes.

(viii) Amended Returns. Only the Filing Party for any Tax Return, or a member of its Group, shall be entitled to file any Amended Tax Returns with respect to such Tax Return. If any Tax items of a Non-filing Party or its Group that were included in a Combined Tax Return filed by the Filing Party should change, the Filing Party shall file an Amended Tax Return to reflect such change upon approving the request of the Non-filing Party, which approval will not be unreasonably withheld. In the event that an amended Tax Return results in a Refund of Taxes the Party entitled to such Refund shall be the Party that would be entitled to such Refund under Section 3(c)(i) if such Refund had been attributable to a Final Determination, and if such amended Tax Return results in the payment of additional Taxes, such Taxes shall be the responsibility of the Party that would be responsible for such Taxes under Section 3(c)(i) if such Taxes had been attributable to a Remainco Adjustment or a Spinco Adjustment, as the case may be.

(ix) Timing of Payments. Except as otherwise specifically set forth in this Agreement, all payments required to be made by one Party to another Party pursuant to this Section 3 shall be made no later than five days prior to the date such Taxes are due to the relevant Tax Authority or, in the case of any amended Tax Return, within five days after any Taxes or Refund attributable to such Tax Return are Actually Realized.

(b) Preparation of Tax Returns.

(i) In the absence of a controlling change in law, or except as otherwise set forth in this Agreement, all Combined Tax Returns filed after the date of this Agreement shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which such Tax Returns and accruals involving similar items have been filed. Except as otherwise provided in this Agreement, all decisions relating to the preparation of such Tax Returns shall be made in the sole discretion of the Filing Party; provided, however, that the Non-filing Party shall have the right to review and comment on such Tax Returns prior to the filing thereof.

(ii) The Filing Party for a Straddle Period Combined Return shall determine the items of income, gain, deduction, loss and credit of each member of the Non-filing Party’s Group that must be included in such Combined Return by closing the books of such members of the Non-filing Party’s Group at the Distribution Date.

(iii) The Non-filing Party shall, and shall cause each other member of its Group that is included in such Combined Return to, prepare and submit at the Filing Party’s request (and in no event later than 60 days after such request), at its own expense, all information that the Filing Party shall reasonably request, in such form as the Filing Party shall reasonably request, to enable the Filing Party to prepare any Combined Income Tax Return or Other Tax Return required to be filed pursuant to this Agreement. The Filing Party shall make any such Tax Return and related workpapers available for review by the Non-filing Party to the extent such Tax Return relates to Taxes for which any member of the Non-filing Party’s Group would reasonably be expected to be liable.

(iv) Except as required by applicable law or as a result of a Final Determination, neither Remainco nor Spinco shall (nor shall either cause or permit any other members of the Remainco Group or Spinco Group, respectively, to) take any position that is either inconsistent with the treatment of the Spin-Off-Related Transactions as having Tax-Free Status (or analogous status under state, local or foreign law) or with respect to a specific item of income, deduction, gain, loss or credit on an Income Tax Return or Other Tax Return, treat such specific item in a manner which is inconsistent with the manner such specific item is reported on an Income Tax Return or Other Tax Return prepared or filed by either Party pursuant to Section 3(b) hereof (including the claiming of a deduction previously claimed on any such Income Tax Return or Other Tax Return).

(c) Tax Adjustments due to a Final Determination.

(i) Combined Returns Tax Adjustment-Allocations. If one or more Remainco Adjustments and/or Spinco Adjustments are made to a Combined Return, the adjustments shall be reflected in the Tax items taken into account in accordance with the principles and methods set forth in Appendix A to determine the adjusted allocation of Tax (or Tax Benefit) among the members of the Groups.

(ii) Payroll Taxes. In the event of any Final Determination that increases the Payroll Taxes payable by any member of the Remainco Group or the Spinco Group for any Pre-Distribution Taxable Period, such Payroll Taxes shall be the responsibility of (A) Remainco if such Payroll Taxes are with respect to a Remainco Employee, or (B) Spinco if such Payroll Taxes are with respect to a Spinco Employee.

4. Indemnification for Income Taxes and Other Taxes.

(a) Indemnification by Remainco. From and after the Distribution Date, Remainco and each other member of the Remainco Group shall jointly and severally indemnify, defend and hold harmless Spinco and each other member of the Spinco Group and each of their respective Representatives from and against (i) all Income Tax Liabilities and Other Tax Liabilities that Remainco or any other member of the Remainco Group is responsible for pursuant to Section 3 and that are not otherwise described in this Section 4(a) or in Section 4(b), (ii) 50% of all Prior Spin-off Tax Liabilities, unless due to Identifiable Cause by either Spinco or Remainco, in which case 100% of such Prior Spin-off Tax Liabilities shall be payable by the Party that caused such Liability; (iii) 60% of all Spin-Off-Related Losses that are not due to Identifiable Cause; and (iv) all Spin-Off Related Losses that are not described in Section 4(a) (iii) or 4(b)(iii).

(b) Indemnification by Spinco. From and after the Distribution Date, Spinco and each other member of the Spinco Group shall jointly and severally indemnify, defend and hold harmless Remainco and each other member of the Remainco Group and each of their respective Representatives from and against (i) all Income Tax Liabilities and Other Tax Liabilities that Spinco or any other member of the Spinco Group is responsible for under Section 3, (ii) 50% of all Prior Spin-off Tax Liabilities, unless due to Identifiable Cause by Remainco or Spinco, in which case 100% of such Prior Spin-off Tax Liabilities shall be payable by the Party that caused such Liability; (iii) 40% of all Spin-Off-Related Losses that are not due to Identifiable Cause; and (iv) all Spin-Off-Related Losses for which Spinco is responsible under Section 5.

(c) Timing of Indemnification Payments. Any payment with respect to any indemnification obligation pursuant to this Section 4 shall be made by the Indemnifying Party promptly, but, in any event, no later than:

(i) in the case of an indemnification obligation with respect to any Inome Tax Liabilities or Other Tax Liabilities, the later of (A) five Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party is required to make a payment of taxes, interest, or penalties to the applicable Tax Authority (including a payment with respect to an assessment of a tax deficiency by any Taxing Jurisdiction or a payment made in settlement of an asserted tax deficiency) or realizes a reduced Refund; and

(ii) in the case of any payment or indemnification of any Losses not described in Section 4(c)(i) (including, but not limited to, any Losses described in the definition of Spin-Off-Related Losses), the later of (A) five Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party makes a payment thereof.

(d) Tax Benefits.

(i) Indemnified Tax Adjustments. If an adjustment or resulting indemnification obligation under Section 4 results in increased deductions, losses, or credits, or decreases in income, gains or recapture of Tax credits (“Tax Benefits”) to any member of the Indemnified Party’s Group which would not be allowable but for the indemnification obligation (or the adjustment giving rise to such indemnification obligation); then the Indemnified Party shall pay the Indemnifying Party the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that the Indemnified Party or any other member of its Group would have been required to pay (or increases, in cash, the amount of a Refund to which the Indemnified Party or any other member of the its Group would have been entitled) but for such indemnification obligation (or adjustment giving rise to such indemnification obligation), in accordance with Appendix A. The Indemnified Party shall pay the Indemnifying Party for such Tax Benefit no later than five Business Days after such Tax Benefit is Actually Realized.

(ii) Other Tax Adjustments — Pre-distribution Taxable Periods. If an adjustment resulting in increased Tax liability to one Party also results in a corresponding adjustment resulting in a Tax Benefit to the other Party, which would not be allowable but for such adjustment, then the Party realizing the Tax Benefit shall pay the other Party the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that such Party would have been required to pay (or increases, in cash, the amount of a Refund which such Party or any member of its Group would have been entitled) but for such Tax Benefit (provided that the amount of such Tax Benefit payable under this section 4(d)(ii) shall not exceed the amount of the increased Tax liability of the other Party); in accordance with Appendix A. The Party realizing the Tax Benefit shall pay the other Party for such Tax Benefit no later than five Business Days after such Tax Benefit is Actually Realized.

(iii) Employee Compensation — Post-distribution Taxable Periods. With respect to the Remainco Equity Compensation Awards and Spinco Equity Compensation Awards (each as defined in the Employee Matters Agreement) held by Remainco Employees, Remainco or the appropriate member of the Remainco Group shall claim any federal, state and/or local tax deductions after the Distribution Date, and no member of the Spinco Group shall claim any such deductions. With respect to the Remainco Equity Compensation Awards and Spinco Equity Compensation Awards held by Spinco Employees, Spinco or the appropriate member of the Spinco Group shall claim any federal, state and/or local tax deductions after the Distribution Date, and no member of the Remainco Group shall claim any such deductions. If either Remainco or Spinco determines in its reasonable judgment that there is a substantial likelihhod that a tax deduction that was assigned to the Remainco Group or the Spinco Group pursuant to this Section 4(d)(iii) will instead be available only to the other party (whether as a result of a determination by the Internal Revenue Service or another tax authority, a change in the Code or the regulations or guidance thereunder, or otherwise), it shall notify the other party and both parties will negotiate in good faith to resolve the issue in accordance with the following principle: the party entitled to the deduction shall pay to the other party an amount that places the other party in a financial position equivalent to the financial position the party would have been in had the party received the deduction as intended under this Section 4(d)(iii). Such amount shall be paid within 5 days after filing the last tax return necessary to make the determination described in the preceding sentence.

5. Spin-Off Related Matters.

(a) Representations.

(i) Tax Opinion Documents. Remainco and Spinco each hereby represents and warrants to the other that it has examined the Tax Opinion Documents (including the representations to the extent that they relate to the plans, proposals, intentions, and policies of itself, its Subsidiaries, its Business, or its Group), and to the extent in reference to itself, its Subsidiaries, its Business, or its Group, the facts presented and the representations made therein are true, correct and complete.

(ii) Tax-Free Status. Remainco and Spinco each hereby represents and warrants to the other that neither itself nor any other member of its Group has a plan or intention to take any action, or fail to take any action, or knows of any circumstance, that could reasonably be expected to (A) cause any of the Spin-Off-Related Transactions not to have Tax-Free Status or (B) cause any representation or factual statement made in this Agreement, the Separation and Distribution Agreement or the Tax Opinion Documents to be untrue in a manner that would have an adverse effect on the Tax-Free Status of any of the Spin-Off-Related Transactions.

(iii) Plan or Series of Related Transactions. Spinco hereby represents and warrants that, to the best knowledge of Spinco, none of the Spin-Off-Related Transactions are part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a Fifty-Percent or Greater Interest in Spinco or any successor to Spinco.

(b) Covenants.

(i) Actions Consistent with Representations and Covenants. Neither Remainco nor Spinco shall take any action or permit any other member of the Remainco Group or the Spinco Group, respectively, to take any action, or shall fail to take any action or permit any other member of the Remainco Group or the Spinco Group, respectively, to fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation in this Agreement, the Master Separation Agreement or the Tax Opinion Documents.

(ii) Preservation of Tax-Free Status. Spinco shall not take any action (including any cessation, transfer or disposition of all or any portion of any Spinco Business, payment of extraordinary dividends, acquisitions or issuances of stock or entering into any agreement, understanding, arrangement or substantial negotiations regarding any such actions) or permit any other member of the Spinco Group to take any such action, or fail to take any such action or permit any other member of the Spinco Group to fail to take any such action, in each case, unless such action or failure to act would not cause any of the Spin-Off-Related Transactions to fail to have Tax-Free Status or could not require Remainco or Spinco to reflect a liability or reserve with respect to any of the Spin-Off-Related Transactions in its financial statements

(iii) Spinco Business Continuation. Until the first day after the Restriction Period, none of Spinco or any member of the Spinco Group shall engage in any transaction (including any cessation, transfer or disposition of all or any portion of any Spinco Business) that would result in Spinco or its “separate affiliated group” (within the meaning of Section 355(b) of the Code) ceasing to be engaged in any Spinco Business for purposes of Section 355(b).

(iv) Sales, Issuances and Redemptions of Equity Securities. Until the first day after the Restriction Period, none of Spinco or any other member of the Spinco Group shall, or shall agree to, sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of Spinco or any other member of the Spinco Group; provided, however, that Spinco may issue such Equity Securities to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).

(v) Tender Offer; Other Business Transactions. Until the first day after the Restriction Period, none of Spinco or any other member of the Spinco Group shall (A) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Securities of Spinco, (B) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Securities of Spinco or (C) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (A) or (B), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Spin-Off, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) directly or indirectly stock representing a 40% or greater interest, by vote or value, in Spinco (or any successor thereto).

(vi) Dispositions of Assets. Until the first day after the Restriction Period none of Spinco or any other member of the Spinco Group shall sell, transfer or dispose of, or agree to sell, transfer or dispose of, more than 50 percent of the gross assets of any Spinco Business (such percentages to be measured by fair market values on the Distribution Date) or transfer any assets of the Spinco Group in a transaction described in Section 351 of the Code (other than a transfer to a corporation that is a member of Spinco’s “separate affiliated group” within the meaning of Section 355(b) of the Code). The foregoing sentence shall not apply to sales, transfers, or dispositions of inventory in the ordinary course of business.

(vii) Liquidations, Mergers, Reorganizations. Until the first day after the Restriction Period, neither Spinco nor any of its Subsidiaries shall, or shall agree to, voluntarily dissolve or liquidate or engage in any transaction involving a merger, consolidation or other reorganization in which stock of Spinco or any of its Subsidiaries is acquired by a person other than Spinco or one of its Subsidiaries; provided, however, that mergers of direct or indirect wholly-owned Subsidiaries of Spinco solely with and into Spinco or with other direct or indirect wholly-owned Subsidiaries of Spinco, and liquidations of Spinco’s Subsidiaries are not subject to this Section 5(b)(vi) to the extent not inconsistent with the Tax-Free Status of the Spin-Off-Related Transactions.

(c) Permitted Transactions. Notwithstanding the restrictions otherwise imposed by Sections 5(b)(iii) through 5(b)(vii), during the Restriction Period, Spinco or members of the Spinco Group may (i) engage in a transaction or transactions that would otherwise breach any of the covenants set forth in Sections 5(b)(iii) through (vii) if and only if such transaction would not violate Section 5(b)(i) or Section 5(b)(ii) and prior to entering into any agreement contemplating such a transaction: (X) Spinco shall provide Remainco with an Unqualified Tax Opinion in form and substance satisfactory to Remainco in its reasonable discretion (Y) Spinco shall request that Remainco obtain a private letter ruling from the IRS to the effect that such transaction will not affect the Tax-Free Status of any of the Spin-Off-Related Transactions and Remainco shall have received such a private letter, in form and substance reasonably satisfactory to Remainco, or (Z) Remainco in its sole and absolute discretion shall have waived in writing the requirement to obtain such Unqualified Tax Opinion or private letter ruling.

(d) Liability of Spinco for Undertaking Certain Actions. Notwithstanding anything in this Agreement to the contrary, Spinco and each other member of the Spinco Group shall be responsible for any and all Spin-Off-Related Losses that are attributable to, or result from:

(i) any act or failure to act by Spinco or any other member of the Spinco Group, which act or failure to act breaches any of the covenants described in Section 5(b)(i) through 5(b)(vii) of this Agreement (without regard to the exceptions or provisos set forth in such provisions), expressly including, for this purpose, any Permitted Transaction and any act or failure to act that breaches Section 5(b)(i) or 5(b)(ii), regardless of whether such act or failure to act is permitted by Section 5(b)(iii) through 5(b)(vii);

(ii) any acquisition of Equity Securities of Spinco or any other member of the Spinco Group by any Person or Persons (including as a result of an issuance of Spinco Equity Securities or a merger of another entity with and into Spinco or any other member of the Spinco Group) or any acquisition of assets of Spinco or any other member of the Spinco Group (including as a result of a merger) by any Person or Persons; and

(iii) Tax Counsel withdrawing all or any portion of the Tax Opinion issued to Remainco in connection with the Spin-Off-Related Transactions because of a breach by Spinco or any other member of the Spinco Group of a representation made in this Agreement (or made in connection with the Tax Opinion.).

(e) Cooperation.

(i) Remainco and Spinco shall reasonably cooperate with each other in connection with any request by either for an Unqualified Tax Opinion or private letter ruling from the IRS with respect to any proposed action described in Section 5(b) (for this purpose, read as if Section 5(b) applied to both Remainco and Spinco).

(ii) Until the first day after the Restriction Period, Spinco will provide adequate advance notice to Remainco in accordance with the terms of Section 5(e)(iii) of any action described in Sections 5(b)(i) through 5(b)(vii) within a period of time sufficient to enable Remainco to seek injunctive relief as contemplated by Section 5(f).

(iii) Each notice required by Section 5(e)(ii) shall set forth the terms and conditions of any such proposed transaction, including (A) the nature of any related action proposed to be taken by the board of directors of Spinco, (B) the approximate number of Equity Securities (and their voting and economic rights) of Spinco or any other member of the Spinco Group (if any) proposed to be sold or otherwise issued, (C) the approximate value of Spinco’s assets (or assets of any other member of the Spinco Group) proposed to be transferred, and (D) the proposed timetable for such transaction, all with sufficient particularity to enable Remainco to seek injunctive relief pursuant to Section 5(f). Promptly, but in any event within 30 days after Remainco receives such written notice from Spinco, Remainco shall notify Spinco in writing of Remainco’s decision to seek such injunctive relief.

(f) Enforcement. The parties hereto acknowledge that irreparable harm would occur in the event that any of the provisions of this Section 5 were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that, in order to preserve the Tax-Free Status of the Spin-Off-Related Transactions, injunctive relief is appropriate to prevent any violation of the foregoing covenants; provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

6. Tax Contests.

(a) Notification. Each of Remainco and Spinco shall notify the other party in writing of any demand, claim or notice of the commencement of an audit received by such Party from any Tax Authority or other Person with respect to any Income Taxes or Other Taxes of Remainco or any other member of the Remainco Group, or Spinco or any other member of the Spinco Group, respectively, for which a member of the Spinco Group or the Remainco Group, respectively, may be responsible pursuant to this Agreement within ten (10) Business Days of receipt; provided, however, that in the case of any demand, claim or notice of the commencement of an audit that is reasonably expected to give rise to a Distribution-Related Proceeding, regardless of whether Spinco or Remainco may be responsible for any resulting Taxes, Remainco or Spinco, as the case may be, shall provide written notice to the other party no later than ten (10) Business Days after Remainco or Spinco receives any written notice of such a demand, claim or notice of commencement of an audit from the IRS or other Tax Authority. Each of Remainco and Spinco shall include with such notice a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by Remainco or any other member of the Remainco Group, or Spinco or any other member of the Spinco Group, respectively. The failure of Remainco or Spinco timely to provide such notice in accordance with the first sentence of this Section 6(a) shall not relieve Spinco or Remainco, respectively, of any obligation to pay such Income Tax Liability or Other Tax Liability or indemnify Remainco and the other members of the Remainco Group, or Spinco and the other members of the Spinco Group, respectively, and their respective Representatives therefor, except to the extent that the failure timely to provide such notice actually prejudices the ability of Spinco or Remainco to contest such Income Tax Liability or Other Tax Liability or increases the amount of such Income Tax Liability or Other Tax Liability.

(b) Representation with Respect to Tax Disputes. (i) Remainco (or such other member of the Remainco Group as Remainco may designate) shall have the sole right to represent the interests of the members of the Remainco Group and the members of the Spinco Group and to employ counsel of its choice in any Proceeding relating to (y) any U.S. consolidated federal Income Tax Returns of the Remainco Consolidated Group, (y) any Combined Returns for which Remainco or a member of the Remainco Group is the Filing Party, and (z) any Remainco Separate Returns. Remainco may affirmatively elect, in writing and at its sole and absolute discretion, not to assert control of a Proceeding described in clause (y) of the immediately preceding sentence, in which case Spinco shall have the right to control such Proceeding and Remainco shall have the right to participate therein at its own cost; provided, however, that Spinco shall not have the right to settle any such Proceeding without the prior written consent of Remainco (which shall not be unreasonably withheld). Remainco shall bear all expenses relating to any Proceeding referred to in this Section 6(b)(ii), except that, with respect to a Proceeding described in Section 6(b)(i)(y) or Section 6(b)(ii)(x), expenses shall be borne by Remainco and Spinco to the extent such expenses are attributable to Remainco Adjustments or Spinco Adjustments, respectively; provided, however, that to the extent such expenses cannot reasonably be attributed to Remainco Adjustments or Spinco Adjustments, such expenses shall be borne equally by Remainco and Spinco.

(ii) Spinco (or such other member of the Spinco Group as Spinco may designate) shall have the sole right to represent the interests of the members of the Spinco Group and to employ counsel of its choice at its expense in any Proceeding relating to (x) any Combined Returns for which Spinco or a member of the Spinco Group is the Filing Party and (y) any Spinco Separate Returns. Spinco may affirmatively elect, in writing and at its sole and absolute discretion, not to assert control of a Proceeding described in clause (x) of the immediately preceding sentence, in which case Remainco shall have the right to control such Proceeding and Spinco shall have the right to participate therein at its own cost; provided, however, that Remainco shall not have the right to settle any such Proceeding without the prior written consent of Spinco (which shall not be unreasonably withheld). Spinco shall bear all expenses relating to any Proceeding referred to in this Section 6(b)(ii) except that with respect to a Proceeding described in Section 6(b)(i)(y) or Section 6(b)(ii)(x), expenses shall be borne by Spinco and Remainco to the extent such expenses are attributable to Spinco Adjustments or Remainco Adjustments, respectively; provided, however, that to the extent such expenses cannot reasonably be attributed to Spinco Adjustments or Remainco Adjustments, such expenses shall be borne equally by Spinco and Remainco.

(c) Power of Attorney. Each member of the Spinco Group shall execute and deliver to Remainco (or such other member of the Remainco Group as Remainco may designate) any power of attorney or other document reasonably requested by Remainco (or such designee) in connection with any Proceeding described in Section 6(b)(i). Each member of the Remainco Group shall execute and deliver to Spinco (or such other member of the Spinco Group and Spinco may designate) any power of attorney or other document reasonably requested by Spinco (as such designee) in connection with any Proceeding described in Section 6(b)(ii).

(d) Conduct of Proceedings.

(i) In the event of any Distribution-Related Proceeding or Proceeding relating to a Tax liability as a result of which Spinco could reasonably be expected to become liable for Tax or any Spin-Off-Related Losses and with respect to which Remainco has the right to represent the interests of the Spinco Group pursuant to Section 6(b)(i) above, (A) Remainco shall consult with Spinco reasonably in advance of taking any significant action in connection with such Proceeding, (B) Remainco shall consult with Spinco and offer Spinco a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) Remainco shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, (D) Spinco shall be entitled to participate in such Proceeding and receive copies of any written materials relating to such Proceeding received from the relevant Tax Authority, and (E) Remainco shall not settle, compromise or abandon any such Proceeding without obtaining the prior written consent of Spinco, which consent shall not be unreasonably withheld.

(ii) In the event of any Distribution-Related Proceeding or Proceeding relating to a Tax liability as a result of which Remainco could reasonably be expected to become liable for Tax or any Spin-Off-Related Losses and with respect to which Spinco has the right to represent the interests of the Remainco Group pursuant to Section 6(b)(ii) above, (A) Spinco shall consult with Remainco reasonably in advance of taking any significant action in connection with such Proceeding, (B) Spinco shall consult with Remainco and offer Remainco a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) Spinco shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, (D) Remainco shall be entitled to participate in such Proceeding and receive copies of any written materials relating to such Proceeding received from the relevant Tax Authority, and (E) Spinco shall not settle, compromise or abandon any such Proceeding without obtaining the prior written consent of Remainco, which consent shall not be unreasonably withheld.

7. Apportionment of Tax Attributes; Carrybacks.

(a) Apportionment of Tax Attributes.

(i) If the Remainco Consolidated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned by Remainco to Spinco or any other member of the Spinco Consolidated Group and treated as a carryover to the first Post-Distribution Taxable Period of Spinco (or such member) shall be determined in accordance with Treasury Regulation Sections 1.1502-9T, 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, l.1502-79A.

(ii) Tax Attributes other than those allocated under Section 7(a)(i) with respect to consolidated, combined or unitary state, local or foreign Income Tax, in each case, arising in respect of a Combined Return shall be apportioned by the Filing Party to the Non-Filing Party or any other member of the Non-filing Party’s Group, to the extent required under applicable law.

(iii) The amount of earnings and profits to be apportioned to Spinco or any other member of the Spinco Group shall be determined in accordance with applicable law.

(iv) Except as otherwise required by a Final Determination, no member of the Non-filing Party’s Group shall take any position (whether on a Tax Return or otherwise) that is inconsistent with the apportionment by the Filing Party in Section 7(a).

(b) Carrybacks. Except to the extent otherwise consented to by the Filing Party or prohibited by applicable law, the Non-filing Party and each other member of its Group shall elect to relinquish, waive or otherwise forgo all Carrybacks. In the event that the Non-filing Party (or the appropriate other member of its Group) is prohibited by applicable law from relinquishing, waiving or otherwise forgoing a Carryback (or the Filing Party consents to a Carryback), (i) the Filing Party shall cooperate with the Non-filing Party, at the Non-filing Party’s expense, in seeking from the appropriate Tax Authority such Refund as reasonably would result from such Carryback, and (ii) the Non-filing Party shall be entitled to any Income Tax Benefit Actually Realized by a member of the Filing Party’s Group (including any interest thereon received from such Tax Authority), to the extent that such Refund is directly attributable to such Carryback, within 15 Business Days after such Refund is Actually Realized; provided, however, that the Non-filing Party shall indemnify and hold the members of the Filing Party’s Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Filing Party’s Group or an Affiliate thereof if (x) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (y) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback.

8. Cooperation and Exchange of Information.

(a) Cooperation and Exchange of Information. Each of Remainco and Spinco, on behalf of itself and each other member of the Remainco Group and the Spinco Group, respectively, agrees to provide the other Party (or its designee) with such cooperation or information as such other party (or its designee) reasonably shall request in connection with the determination of any payment or any calculations described in this Agreement, the preparation or filing of any Income Tax Return or Other Tax Return or claim for Refund, or the conduct of any Proceeding. Such cooperation and information shall include, upon reasonable notice, (i) promptly forwarding copies of appropriate notices and forms or other communications (including information document requests, revenue agent’s reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Tax Authority or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Income Tax Returns or Other Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Tax Authority, and such other records concerning the ownership and Tax basis of property, or other relevant information, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates, forms, returns and schedules delivered by either party) as shall be reasonably requested by Remainco (or its designee) or Spinco (or its designee), as the case may be, (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax Return or Other Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for Remainco or Spinco, as the case may be, to exercise its rights under this Agreement, and (v) the use of Remainco’s or Spinco’s, as the case may be, reasonable efforts to obtain any documentation from a governmental authority or a Third Party that may be necessary or reasonably helpful in connection with any of the foregoing. It is expressly the intention of the parties to this Agreement to take all actions that shall be necessary to establish the Filing Party as the sole agent for Income Tax or Other Tax purposes of each member of the Non-filing Party’s Group with respect to all Combined Returns. Upon reasonable notice, each of Remainco and Spinco shall make its, or shall cause the other members of the Remainco Group or the Spinco Group, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 8 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax Returns or Other Tax Returns or claims for Refund or in conducting any Proceeding.

(b) Retention of Records. Each of Remainco and Spinco agrees to retain all Income Tax Returns and Other Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder (and any similar provision of state, local or foreign law) existing on the date hereof or created in respect of (i) any Pre-Distribution Taxable Period or (ii) any taxable period that may be subject to a claim hereunder, in each case, until the later of (A) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Income Tax Returns, Other Tax Returns and other documents relate and (B) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement.

9. Resolution of Disputes. Remainco and Spinco shall attempt in good faith to resolve any disagreement arising with respect to this Agreement, including any dispute in connection with a claim by a Third Party (a “Tax Dispute”). Any party to this Agreement may give any other Party hereto written notice of any Tax Dispute not resolved in the normal course of business. If the Parties cannot agree by the tenth Business Day following the date on which one Party gives such notice, then the Parties shall promptly retain the services of a nationally recognized law or accounting firm reasonably acceptable to the Parties (the “Tax Dispute Arbitrator”). The Tax Dispute Arbitrator shall be instructed to resolve the Tax Dispute, and such resolution shall be (a) set forth in writing and signed by the Tax Dispute Arbitrator, (b) delivered to each Party involved in the Tax Dispute as soon as practicable after the Tax Dispute is submitted to the Tax Dispute Arbitrator, but no later than the fifteenth Business Day after the Tax Dispute Arbitrator is instructed to resolve the dispute, (c) made in accordance with this Agreement, and (d) final, binding and conclusive on the Parties involved in the Tax Dispute on the date of delivery of such resolution. The Tax Dispute Arbitrator shall be authorized on any one issue to decide in favor of and choose the position of either of the Parties involved in the Tax Dispute or to decide upon a compromise position within the range between the positions presented by the Parties to the Tax Dispute Arbitrator. The fees and expenses of the Tax Dispute Arbitrator shall be borne 50% by Remainco and 50% by Spinco.

10. Payments.

(a) Method of Payment. All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the respective Parties for such purpose; provided, however, that, on the date of such wire transfer, notice of the transfer is given to the recipient thereof in accordance with Section 11, or (ii) any other method agreed to by the Parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

(b) Interest. Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Underpayment Rate.

(c) Characterization of Payments. For all tax purposes, the parties hereto agree to treat, and to cause their respective Affiliates to treat any payment required by this Agreement as either a contribution by Remainco to Spinco or a distribution by Spinco to Remainco, as the case may be, occurring immediately prior to the Spin-Off, except as otherwise mandated by applicable law or a Final Determination; provided, however, that in the event it is determined (i) pursuant to applicable law, or (ii) pursuant to a Final Determination, that any such treatment is not permissible (or that an Indemnified Party nevertheless suffers an Income Tax or Other Tax detriment as a result of such payment), the payment in question shall be adjusted to place the Indemnified Party in the same after-tax position it would have enjoyed absent such applicable law or Final Determination.

11. Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Remainco, to:	The Babcock & Wilcox Company
[ADDRESS]

If to Spinco, to:	Babcock & Wilcox Enterprises, Inc.
[ADDRESS]

Such names and addresses may be changed by notice given in accordance with this Section 12.

12. Designation of Affiliate. Each of Remainco and Spinco may assign any of its rights or obligations under this Agreement to any member of the Remainco Group or the Spinco Group, respectively, as it shall designate; provided, however, that no such assignment shall relieve Remainco or Spinco, respectively, of any obligation hereunder, including any obligation to make a payment hereunder to Spinco or Remainco, respectively, to the extent such designee fails to make such payment.

13. Miscellaneous. To the extent not inconsistent with any specific term of this Agreement, the following sections of the Master Separation Agreement shall apply in relevant part to this Agreement: Section 7.3 (Entire Agreement), Section 7.10 (Governing Law), Section 7.5 (Amendment), Section 7.6 (Waiver, etc.), Section 7.9 (Severability), Section 7.8 (Counterparts), Section 7.4 (Binding Effect, No Third-Party Beneficiaries,Assignment.), Section 7.12 (Performance), Section 7.13 (Limited Liability), and Section 7.2 (Termination).

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

THE BABCOCK & WILCOX COMPANY

By:
Name:
Title:

BABCOCK & WILCOX ENTERPRISES, INC.

By:
Name:
Title:

Appendix A

Tax Allocation Principles and Methods

I.	Original Combined Returns (See generally Ex. 1)

A.	Net income/loss before § 199 deduction and NOLs:

(a)	items of income,deduction,loss,capital cost or liability definitely attributable to one Group: allocate to Group and Spinco Group according to actual items attributable to Remainco Group members and Spinco Group members.

(b)	items of income, deduction, loss, capital cost or liability not directly attributable to one Group: allocate 50/50 to each group.

(c)	interest and penalties: if attributable to a tax, allocate with the tax; if attributable to a filing obligation, allocate to party with the filing obligation

B.	§ 199 deduction: allocate to Remainco Group and Spinco Group in proportion to their relative QPAI

C.	Consolidated NOLs (current-year or c/f): allocated to offset each Group’s taxable income without regard to which Group generated; no compensation by one Group for use of other Group’s NOLs (See Ex’s 6 & 7)

D.	Tax before Credits: allocate in proportion to relative taxable income of each Group computed in accordance with A, B and C. If one Group has net loss, all tax allocated to other Group; loss Group is not entitled to compensation for use of its loss. (See Ex. 6)

E.	Foreign Tax Credits: allocate in proportion to the FTCs actually generated by each Group for the year. If a Group has a net loss, all FTC allocated to other Group.

F.	R&D Credits: allocate in proportion to the QREs actually generated by each Group for the year. If a Group has a net loss, all R&D credit allocated to other Group.

G.	Refunds: allocate in accordance with computation of each Group’s allocated tax (calculated under A through F) and estimated taxes paid/deemed paid by each Group.

II.	Carryforwards from Combined Return Tax Years

A.	NOLs: allocate according computation of relative taxable income/loss under I.A. and B.

B.	Credits: allocate according to computations under I.E. and F., above. (See Ex. 1)

III.	Post-original Filing/Post-spin-off Adjustments (Amended Returns and/or Audits)

A.	Increases in Tax—Combined Returns

(a)	attributable to adjustments to only one Group: allocate entirely to Group with adjustments (See Ex. 2)

(b)	attributable to net positive adjustments to both Groups: allocate in proportion to the adjustments to each Group (See Ex’s. 3 & 5)

(c)	attributable to net positive adjustments to one Group and net negative adjustments to other Group: allocate entirely to Group with net positive adjustments; Group with net positive adjustments must also compensate other Group for use of its negative adjustments (consistent with III.B.)

B.	Increase in Taxable Income of one Group in Combined Returns offset by Tax Benefits (e.g., NOLs) allocable to other Group: Group using tax benefits must compensate other Group for loss of tax benefits at time that other Group would have been able to utilize the benefits to reduce taxes on a separate return (see Ex’s 8 & 9) or receive a refund (see Ex. 10).

C.	Decreases in Tax (Refunds) in Combined Returns:

(a)	attributable to adjustments to only one Group: entire refund allocated to Group with adjustments (See Ex. 4).

(b)	attributable to net negative adjustments to both Groups: refund allocated in proportion to adjustments to each Group.

(c)	attributable to net negative adjustments to one Group and net positive adjustments to other Group: entire refund to Group with net negative adjustments; Group with net positive adjustments must pay the difference in refund that negative-adjustment Group would have received but for net positive adjustments to other Group.

D.	Items in Combined Returns not attributable:

(a)	items of income, deduction, loss, capital cost, liability, or benefit not directly attributable to one Group is shared equally among the parties.

E.	Adjustments for Tax Benefits/Detriments

(a)	Tax benefits from increases in tax payable: compensation for increase in tax payable is accompanied by obligation of compensated party to pay to compensating party any correlative tax benefit from the tax increase; if related adjustments to separate returns result in Tax payable by one Group and Tax Benefit to other Group, Group realizing Tax Benefit must pay to other Group an amount of benefit not exceeding the amount of such Group’s increase in Tax payable. If realization of tax benefit is deferred, payment only as actually realized (unless otherwise agreed by parties). (See Ex’s 9 & 11)

(b)	Tax detriments from refunds: payment by one Group of an amount of a tax refund allocable to the other Group is net of any correlative tax payable by the Group that received the refund.

Example 1 – Original combined tax liability allocated between members based on relative contribution

PGG and BWXT participate in a federal combined filing for a tax period that begins prior to the distribution date. The group reports $300m of net consolidated taxable income before the §199 deduction, a §199 deduction of $27m (i.e., TI limited for the year), foreign tax credits of $3m, R&D credits of $5m, and a net tax liability of $87.55m ({$300m — $27m * 35%} — $3m — $5m).

The $300m of net consolidated taxable income before the §199 deduction is composed of (i) $230m of net taxable income attributable to members of the BWXT group and (ii) $70m of net taxable income attributable to members of the PGG group. The §199 deduction of $27m is limited to TI, but is related to QPAI of $400m, composed of (i) $240m of QPAI attributable to members of the BWXT group and (ii) $160m of QPAI attributable to members of the PGG group. The $3m of foreign tax credits utilized in the current year is associated with $8.6m of foreign source income generated in the current year. The foreign tax credits generated in the current year is composed of (i) $2m of foreign tax credits generated by members of the BWXT group and (ii) $4m of foreign tax credits generated by members of the PGG group. The components of foreign source income is irrelevant since this attribute does not drive the allocation, the tax generation does. The $5m of R&D credits utilized in the current year is computed based on QRE’s generated in the current year of $100m, composed of (i) $60m of QRE’s attributable to members of the BWXT group and (ii) $40m of QRE’s attributable to members of the PGG group.

Pursuant to Appendix A, Section I, the $87.55m of net tax liability is allocated (i) $70.83m to BWXT and (ii) $16.72m to PGG. A schedule is presented below to summarize the net tax liability computations for each party.

It should be further noted that the excess FTC’s generated in the CY by the consolidated group and not utilized within the consolidated tax return should also be attributable to the members based on their relative contribution. Pursuant to Appendix A, Section II.B, the $3m of foreign tax credits carried forward into the subsequent tax periods ($6m generated—$3m utilized) is comprised of (i) $1m attributable to the BWXT group ($2m/$6m * $3m) and (ii) $2m attributable to the PGG group ($4m/$6m * $3m).

	BWXT		PGG		TOTAL
Taxable Income before S199	230.00		70.00		300.00
S199 Deduction (allocated by QPAI)	(16.20)	(240/400)	(10.80)	(160/400)	(27.00)

Taxable Income after S199	213.80		59.20		273.00
Tax Liability before Credits (35%)	74.83		20.72		95.55
Foreign Tax Credits (allocated by FTC’s)	(1.00)	(2/6)	(2.00)	(4/6)	(3.00)
R&D Credits (allocated by QRE’s)	(3.00)	(60/100)	(2.00)	(40/100)	(5.00)

	70.83		16.72		87.55

Example 2 – Incremental tax expense allocated to member who gave rise to the adjustment

Same facts as example 1, except an audit adjustment is made in a future year to decrease PGG’s associated QRE’s. This audit adjustment decreases the generation and utilization of the combined groups R&D credit by $150,000. Due to BWXT being the taxpayer of the combined filing, BWXT will be required to pay the taxing jurisdiction for the increase in tax. However, pursuant to Appendix A Section III.A.(a),., PGG will be required to compensate BWXT for the applicable tax payment since the audit adjustment was solely related to the PGG group.

Example 3 – Incremental tax expense allocated to each member based on relative weight

Same facts as example 1, except an audit adjustment is made in the future to decrease the QRE’s attributable to PGG by $1m and the QRE’s attributable to BWXT by $2m. This audit adjustment decreases the generation and utilization of the combined group’s R&D credit by $300,000. Pursuant to Appendix A Section III.A.(b) PGG will be liable for $100,000 ($1m/$3m * $300,000) and BWXT will be liable for $200,000 ($2m/$3m * $300,000) of the associated additional tax.

Example 4 – Incremental net tax benefit allocated to member who gave rise to the adjustment

Same facts as example 1, but subsequent to the distribution year, BWXT files an amended return claiming $25m of additional deductions to its separate company taxable income. The recognition of these additional deductions does not change the company’s §199 computation from the TI limitation described in IRC §199(a). Therefore, due to the combined group’s §199 deduction being subject to the taxable income limitation, this decrease to BWXT’s separate company taxable income also decreases the combined group’s §199 deduction by $2.25m ($25m * 9%). The IRS audits the amended filing and concludes that BWXT is due a refund of $7.96m ($25m-$2.25m * 35%). Pursuant to Appendix A Section III.C.(a), BWXT is entitled to the net refund of $7.96m and is not entitled to receive compensation from PGG for the correlative decrease in the combined group’s §199 deduction.

Example 5 – Incremental net tax expense allocated to each member based on relative weight

Same facts as example 1, but subsequent to the distribution year, the IRS audits the combined return and determines that BWXT underreported income by $20m and PGG underreported income by $10m. The recognition of this additional income does not change the company’s §199 computation from the TI limitation described in IRC §199(a). Therefore, due to the combined group’s §199 deduction being subject to the taxable income limitation, this increase to the combined group’s taxable income also increases the combined group’s §199 deduction by $2.7m ($30m * 9%). The final net audit adjustments results in a net tax due of $9.55m ($30m-$2.7m * 35%). Pursuant to Appendix A Section III.A.(b), BWXT is liable for $6.37m of the $9.55m ($20m/$30m * $9.55m) and PGG is liable for $3.18m of the $9.55m ($10m/$30m * $9.55m).

Example 6—Original combined tax liability allocated between members based on relative contribution, but no compensation/indemnity for tax benefit utilized within original combined return

PGG and BWXT participate in a federal combined filing for a tax period that begins prior to the distribution date. The group reports $200m of net consolidated taxable income, no credits, and a tax liability of $70m ($200m * 35%). The $300m of net consolidated taxable income is composed of (i) $300m of net taxable income attributable to members of the BWXT group and (ii) a $100m net operating loss is attributable to members of the PGG group. Pursuant to Appendix A Section I.C, the $70m of tax liability is attributable entirely to the BWXT group and BWXT is not required to compensate PGG for the utilization of the $100m net operating loss.

Example 7 – No compensation/indemnity for tax benefit utilized within original combined return (State NOL Carry-forwards)

PGG and BWXT participate in a combined state filing for a tax period that begins prior to the distribution date. The combined filing utilizes a NOL generated and carried forward into the tax filing by the PGG group. Pursuant to Appendix A Section I.C. the utilization of this NOL C/F that is applied to and against any liability allocated to the BWXT group is not considered a tax benefit for which BWXT must compensate PGG.

Example 8 – Potential compensation/indemnity for tax benefit utilized subsequent to original combined filing (State NOL Carry-forwards)

Same facts as example 7, except an audit adjustment is made in a future year to increase BWXT’s applicable tax liability for the combined year. This increase to BWXT’s applicable tax liability increases the utilization of the NOL C/F and therefore decreases the NOL C/F available to the PGG group post-distribution. Pursuant to Appendix A Section III.B., this decrease to the PGG groups deferred tax asset is a tax benefit for which BWXT must compensate PGG when and if a resulting economic loss is realized by PGG.

Example 9 – Compensation/indemnity paid when economic benefit or detriment realized or incurred (State NOL Carry-forwards)

In addition to the facts detailed out within examples 7 & 8 PGG filed an original return in the tax year subsequent to the distribution date utilizing the remaining NOL carried forward from the distribution tax year. Due to the audit adjustment against BWXT’s tax liability described in example 8, PGG must file an amended return reflecting this decrease in the available NOL carried forward into and utilized within the post-distribution tax filing. PGG is required to pay the taxing jurisdiction an additional $100,000 due to the loss of available NOL C/F from the pre-distribution tax filing. Pursuant to Appendix A Section III.B, BWXT is required to compensate PGG within 30 days of PGG making the associated payment to the taxing jurisdiction. However, pursuant to Appendix A Section IV.A., BWXT is only required to compensate PGG $65,000 ($100,000 * 65%) for the net economic impact (i.e., net of federal benefit).

Example 10 – Compensation/indemnity paid when economic benefit or detriment realized or incurred (loss of refund)

PGG and BWXT participate in a combined tax return for a pre-distribution tax period, and each pays its allocable share of the tax shown as due thereon. After the distribution, audit adjustments are made that increase the taxable income allocable to BWXT and decreases the taxable income allocable to PGG. The PGG decreases offset the BWXT increases. Without the BWXT increases, PGG would have been entitled to receive a refund. (See Appendix A Section III.C.(a) and Ex. 4 above.) Pursuant to Appendix A Section III.B., BWXT must compensate PGG for the loss of its refund.

Example 11 – Compensation/indemnity paid when economic benefit or detriment realized or incurred (tax benefits received by one party from increases in tax payable of the other party)

PGG and BWXT participate in a federal combined filing for a tax period that begins prior to the distribution date. As part of this filing, BWXT transfers IP to PGG in a taxable transaction valued at $10m. Subsequent to the distribution year, the IRS audits the combined return and determines the value of the IP to be $30m. Pursuant to Section Appendix A, Section III.A.(d), the adjustment is attributable to BWXT and therefore BWXT would be responsible for the additional tax of $7m ($30m-$10m * 35%). However, this increase to the IP valuation also increases the amortizable basis of the IP in the hands of PGG, for which PGG will receive future deductions or benefits (i.e., in the form of amortization). Pursuant to Appendix A, Section IV.A., PGG must provide compensation to BWXT when these future benefits are actually realized. Since the realization of the tax benefits by PGG will occur over a 15 year period (i.e., the IRS amortization period), the two parties may wish to agree on a settlement amount at the time of the IRS audit adjustment to eliminate the need for multiple indemnity payments over a significant time period.